EXHIBIT 99.1

Heritage Oaks Bancorp Reports Third Quarter Results

Declares Quarterly Dividend of $0.05 per Common Share

PASO ROBLES, Calif., Oct. 30, 2014 (GLOBE NEWSWIRE) -- Heritage Oaks Bancorp ("Heritage Oaks" or the "Company") (Nasdaq:HEOP), a bank holding company and the parent of Heritage Oaks Bank (the "Bank"), reported net income available to common shareholders of $3.4 million, or $0.10 per dilutive common share, for the third quarter of 2014 compared to net income available to common shareholders of $2.6 million, or $0.10 per dilutive common share, for the third quarter of 2013, and net income available to common shareholders of $2.9 million, or $0.09 per dilutive common share for the second quarter of 2014. For the first nine months of 2014, net income available to common shareholders was $4.6 million, or $0.14 per dilutive common share, compared with net income available to common shareholders of $8.3 million, or $0.31 per dilutive common share for the same period in 2013. The increase in net income for the third quarter of 2014 as compared to the same quarter a year earlier, was primarily due to the increased pre-tax net income resulting from the inclusion of the operating results of Mission Community Bancorp ("MISN") into the Company's operating results, which was acquired through a merger that closed on February 28, 2014 (the "MISN Transaction"). In addition, during the quarter ended September 30, 2013, the Company incurred $0.2 million in dividends and accretion on preferred stock, which was not incurred during the same period in 2014 because the Company repurchased the TARP Preferred Shares in the third quarter of 2013.

Third Quarter 2014 Highlights

  Gross loans grew 48.2% to $1.2 billion at September 30, 2014, compared with $777.2 million, at September 30, 2013. Year-over-year loan growth was primarily due to $280.7 million of loans acquired through the MISN Transaction. Gross loans grew $54.7 million or 5.0% during the three months ended September 30, 2014, and grew by approximately $94.0 million or 12.1% during the twelve months ended September 30, 2014, if you eliminate the impact of the MISN Transaction.

  Total deposits grew 48.7% to $1.4 billion at September 30, 2014, compared to a year earlier, primarily as a result of the $371.5 million of deposits acquired through the MISN Transaction. Total deposits grew 2.1% during the three months ended September 30, 2014, and 9.9% during the twelve months ended September 30, 2014 excluding the impact of the MISN Transaction. Non-interest bearing demand deposits grew 64.5% to $469.4 million compared to the prior year, with the growth largely resulting from the additional non-interest bearing deposits from MISN of $137.6 million. Non-interest bearing demand deposits represent 33.0% of total deposits at September 30, 2014, compared to 33.1% of total deposits at June 30, 2014, and 29.8% at September 30, 2013.

  The allowance for loan and lease losses ("ALLL") as a percentage of gross loans declined to 1.46% at September 30, 2014 from 2.25% at September 30, 2013. The decline is due primarily to the inclusion of loans acquired from MISN in the denominator of this ratio; however at September 30, 2014 there is no ALLL attributed to these loans. Loans acquired from MISN were initially acquired at their fair market value and have not yet required any incremental provision for loan and lease losses. A fair market value discount of $10.0 million was recorded for the loans acquired through the MISN Transaction at the closing of the acquisition. Accretion of the loan purchase discount was $0.9 million for the third quarter, and $2.2 million for the year to date period ended September 30, 2014.

  For the quarter ended September 30, 2014, the Company recorded $0.7 million in merger, restructure, and integration costs related to the MISN Transaction. Projected merger, restructure and integration costs for 2014 are now estimated to total $9.1 million. This includes $8.8 million of costs that have been incurred in the first nine months of this year, and additional costs of $0.3 million that are projected to be recognized over the remainder of this year.

  Regulatory capital ratios for the Bank at September 30, 2014 were 9.77% for Tier 1 Leverage Capital and 13.83% for Total Risk Based Capital. The Company had a tangible common equity to tangible assets ratio of 9.51% at September 30, 2014. Tangible book value per common share was $4.85 at September 30, 2014 compared to tangible book value per common share of $4.76 at June 30, 2014, and $4.29 at September 30, 2013. At September 30, 2014, both the Company and the Bank maintained regulatory capital ratios at levels that would be generally considered "well capitalized" for regulatory purposes, respectively.

  The Company recorded goodwill of $13.4 million during the first quarter of 2014 and revised that adjustment downward by $0.2 million for the second quarter of 2014 for the MISN Transaction, which represents the excess of consideration paid for the net assets acquired as compared to their fair market values at the closing of the acquisition. In accordance with accounting guidelines the Company is permitted to refine its initial estimate of goodwill for a period of up to one year after the acquisition date. During the third quarter of 2014 the Company adjusted its goodwill upward by $0.1 million for cumulative total goodwill related to the MISN Transaction of $13.3 million. This adjustment was primarily a result of the net impact of write-downs on the fair market value of branch facilities sold and a write-up of the valuation adjustment related to deferred tax assets.

  On October 29, 2014 the board of directors declared a dividend of $0.05 per common share for shareholders of record as of November 17, 2014, which is payable to our common shareholders and to the holders of our Series C Preferred Stock on December 1, 2014.

"During the third quarter we have been focused on the MISN integration, but what was most impressive was our team's efforts to drive solid loan and deposit growth during this busy time. On July 19th we successfully completed the system conversion for the former Mission customers and we are now all on one core system," stated Simone Lagomarsino, President and Chief Executive Officer of Heritage Oaks Bancorp.  Ms. Lagomarsino continued, "This positions us well to focus on growth along the Central Coast in the future. I am also proud to announce that our board declared a cash dividend of $0.05 per share, which equates to a 2.5% annualized yield based on the current market price of our stock. This demonstrates the board's commitment to enhancing shareholder value. It is also a testament to the strength of our core banking activities and our confidence in our financial performance going forward."

Ms. Lagomarsino continued, "While we are satisfied with the accomplishments of the Company with regard to the merger with Mission Community Bancorp, we recently learned from our regulators that we have not maintained acceptable reporting standards and are in violation of certain provisions of the Bank Secrecy Act. Due to these violations our regulators have issued a Consent Order to the Bank under which the Bank will operate until such time that our regulators determine we have corrected the issues. Per the Consent Order, the Bank must review, update and implement an enhanced risk assessment process based on the 2010 Federal Financial Institutions Examination Council Bank Secrecy Act/Anti-Money Laundering ("BSA/AML") Examination Manual. Some of the areas highlighted in the Consent Order include the requirements to: i) enhance customer due-diligence procedures; ii) improve the enhanced due diligence analysis for high-risk customers; iii) ensure the proper identification and reporting of suspicious activity; iv) address and correct the noted violations of law; v) ensure that there is sufficient and qualified staff; and vi) ensure that all staff are properly trained to carry out the BSA/AML programs."

Net Income Available to Common Shareholders

Net income available to common shareholders for the third quarter of 2014 was $3.4 million, or $0.10 per dilutive common share, compared with net income of $2.6 million, or $0.10 per dilutive common share, for the third quarter of 2013.  The net income available to common shareholders for the quarter ended June 30, 2014 was $2.9 million, or $0.09 per dilutive common share.

Year to date earnings for the nine months ended September 30, 2014 were $4.6 million, or $0.14 per dilutive common share, as compared to $8.3 million, or $0.31 per dilutive common share, for the nine months ended September 30, 2013. Earnings before income taxes, gains on investments, and merger and integration costs were nearly unchanged for the quarter ended September 30, 2014 as compared to the linked-quarter, and increased by $4.3 million year to date through September 30, 2014, as compared to the same prior year period, primarily as a result of the inclusion of MISN earnings in the Company's earnings.

Net Interest Income

Net interest income was $15.6 million, or 3.98% of average interest earning assets ("net interest margin" or "NIM"), for the third quarter of 2014 compared with $10.5 million, or a 4.04% NIM, for the same period a year earlier and $15.2 million, or a 3.98% NIM, for the quarter ended June 30, 2014.  Net interest income increased by $0.4 million for the quarter ended September 30, 2014 as compared to the quarter ended June 30, 2014, due primarily to increased income contributed by the loan and investment portfolio.  Total loan discount accretion from the acquired MISN portfolio was $0.9 million for the quarter ended September 30, 2014 as compared to $0.9 million during the quarter ended June 30, 2014. Loan discount accretion from the acquired MISN portfolio was $2.2 million for the year ended September 30, 2014. For the nine months ended September 30, 2014, and 2013, net interest income was $43.2 million and $30.8 million, respectively, a $12.4 million, or 40.1%, year over year increase. The majority of the year over year increase is attributable to the net interest income from the loans acquired and deposit liabilities assumed through the MISN Transaction.

Provision for Loan and Lease Losses

No provisions for loan losses were recorded during the three months ended September 30, 2014 or 2013 or the linked-quarter ended June 30, 2014.  We recorded net recoveries of $0.2 million, and net charge-offs of $1.3 million during the three months ended September 30, 2014 and June 30, 2014, respectively.  Net charge-offs were $0.5 million for the three months ended September 30, 2013. The net charge-offs recorded in the quarter ended June 30, 2014 were primarily the result of $1.7 million of charge-offs recorded on two loans.

The lack of provisions for loan losses over the last eight quarters was largely driven by the gradual improvements in the overall credit quality of the loan portfolio, and a shift in the loan portfolio to products with lower credit risk. Due to heightened concerns regarding the effects of the California drought upon our agriculture loan customers and related businesses, the Bank has provided an allocation of reserves under its qualitative factors in the Bank's allowance for loan and lease losses to address those concerns. Management increased the unallocated reserve by $0.2 million for the probable drought related losses inherent in the loan portfolio as well. Management will continue to monitor the drought as it relates to our customers.

The acquisition of MISN had no impact on loan loss provisions during the third quarter of 2014, because MISN's loan portfolio was recorded at fair value at the closing of the acquisition. Our third quarter evaluation of the MISN performing loan portfolio indicated that the un-accreted fair value discount of $8.3 million as of September 30, 2014 was sufficient to cover any probable inherent losses in the loan portfolio at that time. The remaining un-accreted fair value discount available to absorb credit losses from the remaining acquired MISN portfolio represented 3.27% of acquired MISN loans as of September 30, 2014.

Non-Interest Income

Non-interest income for the third quarter of 2014 was $3.0 million as compared to $2.4 million for the same period a year earlier and $2.5 million for the linked-quarter. The increase was primarily a result of increases in other income of $0.4 million, fees and service charges of $0.2 million, and gain on sales of investment securities of $0.1 million. Non-interest income improved $0.5 million in the third quarter of 2014 compared to the linked-quarter, primarily as a result of higher gain on sale of investment securities of $0.3 million and other income of $0.1 million. Non-interest income for the nine months ended September 30, 2014 and 2013 was $7.2 million and $11.0 million, respectively. The difference for the year to date periods is attributable to lower gain on sale of investment securities of $3.4 million and lower mortgage banking revenues of $1.3 million, respectively, partially offset by an increase in fees and service charges of $0.6 million in 2014 as compared to 2013.

Non-Interest Expense

Non-interest expense was $13.4 million for the quarter ended September 30, 2014 compared to $8.6 million for the quarter ended September 30, 2013, and $13.0 million for the linked-quarter ended June 30, 2014. The $4.8 million year-over-year quarterly non-interest expense increase resulted from increases in professional services of $1.1 million, and $0.7 million of merger, restructure and integration expenses related to the third quarter 2014 integration of MISN operations; the remainder of the year-over-year quarterly increase is primarily attributable to the addition of MISN operating costs included in our third quarter, 2014 operating results.

For the nine months ended September 30, 2014 and 2013 non-interest expense was $43.4 million and $26.9 million, respectively, a $16.5 million or 61.1% increase. The increase is a result of $8.8 million of merger, restructure and integration costs, a $1.5 million increase in other professional services, and the remainder of the increase is the result of the addition of MISN operations to the Company's operations.

The increase in non-interest expense for the third quarter of 2014 as compared to the second quarter of 2014 was largely the result of increased professional fees of $0.8 million attributable primarily to $0.4 million of increased legal expense related to litigation. We do not anticipate that these elevated levels of legal expenses will continue into the fourth quarter. Other professional services also were impacted by a $0.2 million increase in consulting costs related to BSA monitoring activities and related staff recruiting expenses. These increases were offset by lower salaries and employee benefits, IT costs, and merger, restructure and integration costs, which each declined by $0.2 million, respectively, on a linked-quarter basis.

During the third quarter of 2014, merger, restructure and integration costs of $0.8 million were incurred and comprised primarily of: $0.3 million of accruals for termination benefits paid to employees displaced as a result of the merger and for the retention of key employees through integration related milestone dates, and $0.4 million for merger and integration costs related to other professional services.

We sold three of the four branch properties in accordance with our planned consolidation of MISN operations as of September 30, 2014. It is expected that charges related to one-time merger, restructure and integration expenses will be approximately $0.3 million in the fourth quarter. We have one remaining branch to consolidate into an existing branch in order to complete our restructuring plan. The financial impacts of merger and restructuring initiatives are expected to be substantially complete near the end of 2014.  At that time we expect to gain the full benefit of the consolidation of the operations of the two organizations. We have already achieved one of our goals of reducing the number of FTE to below 300. As of September 30, 2014 we have reduced the number of full time equivalent employees ("FTE") from approximately 350 at the time we announced the MISN acquisition in October of 2013, to 298 as of September 30, 2014. We also continue to anticipate that the financial impact of these efforts will result in an approximate $9.0 million annual reduction in operating expenses as compared to the annual combined 2013 operating expenses of the two entities before the merger.

Operating Efficiency

The Company's operating efficiency ratio was nearly unchanged at 71.91% for the third quarter and 71.90% for the second quarter of 2014, and increased as compared to the 67.10% reported for the same period a year ago. For the nine months ended September 30, 2014 and 2013, the operating efficiency ratio was 85.14% and 69.94%, respectively. However, exclusive of merger, restructure, and integration costs recorded in the third quarter of 2014, our operating efficiency ratio would have been 67.78% for the quarter ended September 30, 2014 and 66.65% for the quarter ended June 30, 2014. Our operating efficiency ratio for the three and nine month periods ended September 30, 2014 reflects the impact of the charges to non-interest expense discussed above. In addition to the previously mentioned one-time merger, restructure, and integration expenses, the most notable impact on the operating efficiency ratio has been the positive impact to net interest income resulting from the increased scale of the combined entity. Total non-interest expense as a percentage of average assets, another measure of the Company's efficiency, was 3.14% for the quarter ended September 30, 2014 compared to 3.02% for the quarter ended September 30, 2013, and 3.12% for the quarter ended June 30, 2014. This performance ratio, adjusted for the merger, restructure, and integration related expenses, would have been 2.96% for the third quarter of 2014, and 2.90% for the second quarter of 2014.

Income Taxes

Income tax expense was $1.7 million for the quarter ended September 30, 2014 and June 30, 2014, and $1.6 million for the quarter ended September 30, 2013. The Company's effective tax rate for the third quarter of 2014 was 33.7% compared with 37.1% for the quarter ended June 30, 2014, and 36.6% for the same period a year ago. We analyzed the net operating loss carry-forward and other income tax attributes on the combined entities' tax return. Our analyses indicate that we should achieve 100% realization of these assets over future periods.

Balance Sheet

Total assets increased $38.6 million, or 2.3%, to $1.7 billion at September 30, 2014 compared to $1.7 billion at June 30, 2014. Total assets at September 30, 2014 increased by $562.4 million or 48.7%, compared to $1.2 billion at September 30, 2013.  The majority of the increase in the year-over-year asset levels relates to the acquisition of MISN which added $280.7 million in loans (at fair market value), $76.2 million of investment securities, and $37.6 million in cash and equivalents at the closing of the MISN Transaction. Total shareholders' equity was $194.1 million at September 30, 2014, an increase of $2.9 million, or 1.5%, compared to June 30, 2014 and an increase of $69.0 million, or 55.2%, compared to September 30, 2013.

The year-over-year increase in shareholders' equity was primarily due to the issuance of 7.5 million shares of common stock at $7.99 per share upon consummation of the MISN Transaction which totaled $60.3 million, and to a lesser degree, the contribution of $6.2 million of earnings, and a $2.8 million decline in accumulated other comprehensive loss due to the improvement in the fair value of the investment securities portfolio, which resulted from the decline in long-term interest rates.

Total gross loans increased $54.7 million, or 5.0%, to $1.2 billion at September 30, 2014 from $1.1 billion at June 30, 2014, and increased $374.4 million, or 48.2%, from $777.1 million at September 30, 2013. Total new loan production for the third quarter of 2014 was $111.9 million and was led by organic loan production of $62.4 million, but was also aided by loan purchases of $27.2 million, and mortgage loans originated for sale of $22.4 million. Loan production increased $4.7 million, or 4.42%, during the three months ended September 30, 2014, compared with $107.1 million for the same period a year earlier. The increase in gross loans for the third quarter was primarily attributable to an increased focus on production and pipeline growth after the completion of the integration of the MISN Transaction in the first half of the year. Third quarter loan growth was also partly attributable to the selective acquisition of multi-family loans, which were acquired for portfolio diversification purposes.

Total deposits grew $28.8 million, or 2.1%, to $1.4 billion at September 30, 2014 as compared to balances at June 30, 2014 and grew $466.0 million, or 48.7%, from $957.0 million at September 30, 2013. Acquired MISN customer deposits as of September 30, 2014 were at 96.6% of the acquired balances at the closing of the MISN Transaction on February 28, 2014.

Classified assets at September 30, 2014 totaled $45.3 million, compared to $44.2 million at June 30, 2014, reflecting a $1.1 million or 2.5% increase, and $45.3 million at September 30, 2013, reflecting essentially no change as compared to September 30, 2014. Non-performing assets were $10.3 million at September 30, 2014 compared to $11.7 million at June 30, 2014, and $12.7 million at September 30, 2013.  PCI loans acquired from MISN had outstanding principal balances of $14.8 million, with a carrying value of $11.4 million at September 30, 2014, which approximates fair value.

Allowance for Loan and Lease Losses

The ALLL was $16.8 million, or 1.46%, of total loans at September 30, 2014, compared with $16.6 million, or 1.52%, of total loans at June 30, 2014, and $17.5 million, or 2.25%, at September 30, 2013. The decrease in the ALLL to total loans ratio is due to the acquisition of the MISN loan portfolio at fair market value on February 28, 2014. These loans had a fair value discount of $8.3 million at September 30, 2014, including the discount on PCI loans of $3.4 million. In accordance with applicable accounting standards, no ALLL was recorded on the MISN acquired portfolio because such loans are carried at approximately fair value at September 30, 2014. Additionally, through our quarterly internal analysis we determined that the remaining un-accreted discount on these loans as of September 30, 2014 was sufficient to absorb future credit losses inherent in the acquired loan portfolio. If you combine the un-accreted discount and allowance for loan and lease losses, the coverage would be 2.17% of gross loans. Non-performing loans at September 30, 2014 totaled $10.3 million and decreased by $1.1 million as compared to prior quarter end, and decreased by $2.4 million from the same prior year period. Classified assets increased slightly to $45.3 million at September 30, 2014 from $44.2 million at June 30, 2014, and were unchanged at $45.3 million at September 30, 2013. Total loans delinquent 30 to 89 days were $36 thousand or 0.00% of total gross loans as of September 30, 2014.

Regulatory Capital

The Company's and the Bank's regulatory capital ratios exceeded the ratios required to be generally considered "well capitalized" for regulatory purposes. The Tier I Leverage Ratios for the Company and the Bank were 10.00% and 9.77%, respectively, at September 30, 2014 compared with the requirement of 5.00% to generally be considered a "well capitalized" financial institution for regulatory purposes. The Total Risk-Based Capital Ratios for the Company and the Bank were 14.12% and 13.83%, respectively, at September 30, 2014 compared with the requirement of 10.00% to generally be considered a "well capitalized" financial institution for regulatory purposes. The Company had a tangible common equity to tangible assets ratio of 9.51% at September 30, 2014.

The Company has entered into a written agreement with Castle Creek Partners IV, LP, its third-largest investor, to exchange all of the issued and outstanding series C preferred shares owned by the investor for shares of the Company's common stock on a one-for-one basis, subject to regulatory approval, which is expected to be obtained in the fourth quarter of 2014.

Conference Call

The Company will host a conference call to discuss the third quarter results at 8:00 a.m. PDT on October 31, 2014. Media representatives, analysts and the public are invited to listen to this discussion by calling (877) 363-5052 and entering the conference ID 14678585, or via on-demand webcast. A link to the webcast will be available on Heritage Oaks Bancorp's website at www.heritageoaksbancorp.com. A replay of the call will be available on Heritage Oaks Bancorp's website later that day and will remain on its site for up to 14 calendar days. By including the foregoing website address, Heritage Oaks Bancorp does not intend to and shall not be deemed to incorporate by reference any material contained therein.

Report on Form 10-Q

The Company intends to file with the U.S. Securities and Exchange Commission its Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, on or before November 11, 2014. This report can be accessed at the U.S. Securities and Exchange Commission's website, www.sec.gov. Shortly after filing, it is also available free of charge at the Company's website, www.heritageoaksbancorp.com or by contacting the Company's Investor Relations Department. By including the foregoing website addresses, Heritage Oaks Bancorp does not intend to and shall not be deemed to incorporate by reference any material contained therein.

About Heritage Oaks Bancorp

With $1.7 billion in assets, Heritage Oaks Bancorp is headquartered in Paso Robles, California and is the holding company for Heritage Oaks Bank.  As of September 30, 2014, Heritage Oaks Bank operated two branch offices in each of the following cities: Paso Robles, San Luis Obispo and Santa Maria; single branch offices in Atascadero, Templeton, Cambria, Morro Bay, Arroyo Grande, and Santa Barbara; as well as single loan production offices in Ventura/Oxnard and in Goleta.  Heritage Oaks Bank conducts commercial banking business in the counties of San Luis Obispo, Santa Barbara, and Ventura. Visit Heritage Oaks Bancorp on the Web at www.heritageoaksbancorp.com. By including the foregoing website address, Heritage Oaks Bancorp does not intend to, and shall not be deemed to, incorporate by reference any material contained therein.

Forward Looking Statements

This press release contains "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward looking statements to be covered by the safe harbor provisions for forward looking statements. All statements other than statements of historical fact are "forward looking statements" for purposes of federal and state securities laws, including, but not limited to, statements about anticipated future operating and financial performance, financial position and liquidity, business prospects, strategic alternatives, regulatory and competitive outlook, investment and expenditure plans, capital and financing needs, plans and objectives of management for future operations, and other similar forecasts and statements of expectation and statements of assumptions underlying any of the foregoing. Words such as "will likely result," "aims," "anticipates," "believes," "could," "estimates," "expects," "hopes," "intends," "may," "plans," "projects," "seeks," "should," "will," and variations of these words and similar expressions are intended to help identify forward-looking statements. Forward looking statements are based on the Company's current expectations and assumptions regarding its business, the regulatory environment, the economy and other future conditions. Forward looking statements are subject to a number of risks and uncertainties that could cause the Company's actual results to differ materially and adversely from those contemplated by the forward looking statements. The Company cautions you against relying on any of these forward looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward looking statements, include the following: uncertainty as to whether the financial crisis in the United States has fully been resolved, including continuing relative softness in the California real estate market, and the response of federal and state government and our banking regulators thereto; changes in the Company's business strategy or development plans; the Company's ability to effectively integrate its merger with Mission Community Bancorp into its business; the threat and impact of cyber-attacks on our and our third party vendors information technology infrastructure; environmental conditions, including the prolonged drought in California, natural disasters such as earthquakes, landslides, and wildfires that may disrupt business, impede operations, or negatively impact the ability of certain borrowers to repay their loans and / or the values of collateral securing loans; the possibility of an unfavorable ruling in a legal matter, and the potential impact that it may have on earnings, reputation, or the Bank's operations; and the possibility that any expansionary activities will be impeded while the FDIC's and CA DBO's joint Consent Order remains outstanding, and that we will be unable to comply with the requirements set forth in the Consent Order, which could result in restrictions on our operations.

Additional information on these risks and other factors that could affect operating results and financial condition are detailed in reports filed by the Company with the U.S. Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2013, filed by the Company with the U.S. Securities and Exchange Commission on March 4, 2014.

Forward looking statements speak only as of the date they are made, and the Company does not undertake to update forward looking statements to reflect circumstances or events that occur after the date the forward looking statements are made, whether as a result of new information, future developments or otherwise, and specifically disclaims any obligation to revise or update such forward looking statements for any reason, except as may be required by law.

Use of Non-GAAP Financial Information

The Company provides all information required in accordance with generally accepted accounting principles (GAAP), but it believes that evaluating its ongoing operating results and in particular, making comparisons to similar companies, may be enhanced by providing additional measures used by management to assess operating results. Therefore, included at the end of the tables below are the following schedules: a schedule reconciling our GAAP net income to earnings before income taxes, provision for loan losses, investment securities gains or losses, and merger, restructure, and integration related costs; a schedule reconciling book value to tangible common book value per share; a schedule adjusting non-interest expense to exclude restructure, merger and integration costs and expressing the adjusted noninterest expense as a percentage of average assets; and a schedule adjusting the efficiency ratio to exclude restructure, merger, and integration costs.

Heritage Oaks Bancorp
Consolidated Balance Sheets
(unaudited)

(dollars in thousands except share and per share data)	9/30/2014	6/30/2014	9/30/2013
Assets
Cash and due from banks	$ 14,993	$ 19,162	$ 25,672
Interest earning deposits in other banks	35,834	64,594	7,609
Total cash and cash equivalents	50,827	83,756	33,281

Investment securities available for sale, at fair value	382,437	359,630	267,179
Loans held for sale, at lower of cost or fair value	5,977	8,409	5,463
Gross loans	1,151,576	1,096,883	777,154
Net deferred loan fees	(1,414)	(1,350)	(1,454)
Allowance for loan and lease losses	(16,787)	(16,635)	(17,468)
Net loans held for investment	1,133,375	1,078,898	758,232
Premises and equipment, net	36,937	35,234	24,129
Premises and equipment held for sale	2,070	4,581	--
Deferred tax assets, net	27,914	28,863	21,361
Bank owned life insurance	24,549	24,383	15,710
Federal Home Loan Bank stock	7,853	7,853	4,739
Goodwill	24,536	24,475	11,237
Other intangible assets	5,644	5,941	1,444
Other real estate owned	--	248	--
Other assets	14,105	15,401	11,068
Total assets	$ 1,716,224	$ 1,677,672	$ 1,153,843

Liabilities
Deposits
Non-interest bearing deposits	$ 469,435	$ 461,559	$ 285,428
Interest bearing deposits	953,499	932,624	671,524
Total Deposits	1,422,934	1,394,183	956,952
Short term FHLB borrowing	10,000	2,000	5,000
Long term FHLB borrowing	65,562	65,566	52,500
Junior subordinated debentures	13,179	13,125	8,248
Other liabilities	10,430	11,593	6,051
Total liabilities	1,522,105	1,486,467	1,028,751

Shareholders' equity
Preferred stock, 5,000,000 shares authorized:
Series C preferred stock, $3.25 per share stated value; issued and outstanding: 1,189,538 shares	3,604	3,604	3,604
Common stock, no par value; authorized: 100,000,000 shares; issued and outstanding: 33,082,205, 33,032,436, and 25,391,343 shares as of September 30, 2014, June 30, 2014, and September 30, 2013, respectively	161,924	161,912	101,439
Additional paid in capital	6,382	6,196	5,879
Retained earnings	22,303	19,903	17,083
Accumulated other comprehensive loss	(94)	(410)	(2,913)
Total shareholders' equity	194,119	191,205	125,092
Total liabilities and shareholders' equity	$ 1,716,224	$ 1,677,672	$ 1,153,843
Book value per common share	$ 5.76	$ 5.68	$ 4.78

Tangible book value per common share	$ 4.85	$ 4.76	$ 4.29

Heritage Oaks Bancorp
Consolidated Statements of Income
(unaudited)

	Three Months Ended
(dollars in thousands except per share data)	9/30/2014	6/30/2014	9/30/2013
Interest Income
Loans, including fees	$ 14,745	$ 14,547	$ 10,064
Investment securities	1,946	1,819	1,347
Other interest-earning assets	204	175	98
Total interest income	16,895	16,541	11,509
Interest Expense
Deposits	918	928	731
Other borrowings	406	416	296
Total interest expense	1,324	1,344	1,027
Net interest income before provision for loan and lease losses	15,571	15,197	10,482
Provision for loan and lease losses	--	--	--
Net interest income after provision for loan and lease losses	15,571	15,197	10,482
Non-Interest Income
Fees and service charges	1,410	1,394	1,195
Net gain on sale of mortgage loans	411	368	513
Other mortgage fee income	64	105	143
Gain (loss) on sale of investment securities	450	101	344
Other income	647	508	228
Total non-interest income	2,982	2,476	2,423
Non-Interest Expense
Salaries and employee benefits	6,164	6,340	4,529
Occupancy and equipment	1,776	1,748	1,176
Information technology	756	952	658
Professional services	1,839	1,038	729
Regulatory assessments	351	307	212
Sales and marketing	232	190	170
Foreclosed asset costs and write-downs	55	55	23
Provision for mortgage loan repurchases	27	--	--
Amortization of intangible assets	297	297	100
Merger, restructure and integration	748	922	--
Other expense	1,137	1,137	954
Total non-interest expense	13,382	12,986	8,551
Income (loss) before income taxes	5,171	4,687	4,354
Income tax expense (benefit)	1,742	1,738	1,593
Net income (loss)	3,429	2,949	2,761
Dividends and accretion on preferred stock	--	--	181
Net income (loss) available to common shareholders	$ 3,429	$ 2,949	$ 2,580

Weighted Average Shares Outstanding
Basic	33,992,465	33,967,670	26,362,467
Diluted	34,146,200	34,142,364	26,549,568
Earnings (loss) Per Common Share
Basic	$ 0.10	$ 0.09	$ 0.10
Diluted	$ 0.10	$ 0.09	$ 0.10

Heritage Oaks Bancorp
Consolidated Statements of Income
(unaudited)

	Nine Months Ended
(dollars in thousands except per share data)	9/30/2014	9/30/2013
Interest Income
Loans, including fees	$ 41,134	$ 29,448
Investment securities	5,355	3,993
Other interest-earning assets	535	216
Total interest income	47,024	33,657
Interest Expense
Deposits	2,661	2,101
Other borrowings	1,158	717
Total interest expense	3,819	2,818
Net interest income before provision for loan and lease losses	43,205	30,839
Provision for loan and lease losses	--	--
Net interest income after provision for loan and lease losses	43,205	30,839
Non-Interest Income
Fees and service charges	3,949	3,330
Net gain on mortgage banking activities	967	1,949
Other mortgage fee income	223	570
Gain on sale of investment securities	549	3,935
Other income	1,533	1,212
Total non-interest income	7,221	10,996
Non-Interest Expense
Salaries and employee benefits	18,121	14,535
Occupancy and equipment	4,989	3,629
Information technology	2,403	1,925
Professional services	3,610	2,082
Regulatory assessments	862	851
Sales and marketing	595	438
Foreclosed asset costs and writedowns	182	131
Provision for mortgage loan repurchases	27	570
Amortization of intangible assets	760	300
Merger, restructure and integration	8,785	--
Other expense	3,073	2,478
Total non-interest expense	43,407	26,939
Income before income taxes	7,019	14,896
Income tax expense	2,406	5,689
Net income	4,613	9,207
Dividends and accretion on preferred stock	--	898
Net income available to common shareholders	$ 4,613	$ 8,309

Weighted Average Shares Outstanding
Basic	32,322,194	26,327,948
Diluted	32,519,518	26,540,104
Earnings Per Common Share
Basic	$ 0.14	$ 0.32
Diluted	$ 0.14	$ 0.31

Heritage Oaks Bancorp
Key Ratios

	Three Months Ended			Nine Months Ended
PROFITABILITY / PERFORMANCE RATIOS	9/30/2014	6/30/2014	9/30/2013	9/30/2014	9/30/2013
Net interest margin	3.98%	3.98%	4.04%	3.98%	4.07%
Return on average equity	7.05%	6.23%	8.46%	3.48%	8.70%
Return on average common equity	7.18%	6.35%	8.70%	3.55%	8.24%
Return on average tangible common equity	8.55%	7.61%	9.04%	4.21%	9.08%
Return on average assets	0.80%	0.71%	0.97%	0.39%	1.12%
Non-interest income to total net revenue	16.07%	14.01%	18.78%	14.32%	26.28%
Yield on interest earning assets	4.32%	4.33%	4.44%	4.33%	4.45%
Cost of interest bearing liabilities	0.52%	0.53%	0.58%	0.53%	0.56%
Cost of funds	0.35%	0.37%	0.41%	0.37%	0.40%
Operating efficiency ratio (1)	71.91%	71.90%	67.10%	85.14%	69.94%
Non-interest expense to average assets, annualized	3.14%	3.12%	3.02%	3.68%	3.28%

ASSET QUALITY RATIOS

Non-performing loans to total gross loans	0.89%	1.04%	1.63%
Non-performing loans to equity	5.29%	5.97%	10.13%
Non-performing assets to total assets	0.60%	0.69%	1.10%
Allowance for loan and lease losses to total gross loans	1.46%	1.52%	2.25%
Net (recoveries) charge-offs to average loans outstanding, annualized	-0.06%	0.48%	0.24%	0.14%	0.12%
Classified assets to Tier I + ALLL	24.91%	25.05%	33.58%
30-89 Day Delinquency Rate	0.00%	0.05%	0.01%

CAPITAL RATIOS

Company
Leverage ratio	10.00%	9.83%	10.58%
Tier I Risk-Based Capital Ratio	12.87%	12.85%	13.27%
Total Risk-Based Capital Ratio	14.12%	14.10%	14.53%

Bank
Leverage ratio	9.77%	9.53%	10.05%
Tier I Risk-Based Capital Ratio	12.58%	12.45%	12.59%
Total Risk-Based Capital Ratio	13.83%	13.70%	13.85%

(1) The efficiency ratio is defined as total non interest expense as a percent of the combined net interest income plus non interest income, exclusive of gains and losses on securities sales, other than temporary impairment losses, gains and losses on sale of OREO and other OREO related costs, gains and losses on sale of fixed assets, and the amortization of core deposit intangible assets.

Heritage Oaks Bancorp
Average Balances

	For The Three Months Ended
	9/30/2014			6/30/2014			9/30/2013
(dollars in thousands)	Balance	Yield / Rate	Income / Expense	Balance	Yield / Rate	Income / Expense	Balance	Yield / Rate	Income / Expense
Interest Earning Assets
Interest earning deposits in other banks	$ 72,348	0.20%	$ 36	$ 61,033	0.19%	$ 29	$ 11,729	0.27%	$ 8
Investment securities	374,359	2.06%	1,946	356,785	2.04%	1,819	254,997	2.10%	1,347
Other investments	9,839	6.77%	168	9,492	6.17%	146	6,642	5.38%	90
Loans (1)	1,096,002	5.34%	14,745	1,104,839	5.28%	14,547	755,511	5.28%	10,064
Total earning assets	1,552,548	4.32%	16,895	1,532,149	4.33%	16,541	1,028,879	4.44%	11,509
Allowance for loan and lease losses	(16,696)			(18,044)			(18,055)
Other assets	155,656			153,381			113,051
Total assets	$ 1,691,508			$ 1,667,486			$ 1,123,875

Interest Bearing Liabilities
Interest bearing demand	$ 106,382	0.11%	$ 30	$ 107,598	0.11%	$ 29	$ 80,523	0.10%	$ 21
Savings	104,757	0.10%	26	94,154	0.11%	25	41,563	0.10%	10
Money market	438,824	0.29%	317	436,351	0.30%	329	303,842	0.34%	257
Time deposits	289,886	0.75%	545	292,322	0.75%	545	201,670	0.87%	443
Total interest bearing deposits	939,849	0.39%	918	930,425	0.40%	928	627,598	0.46%	731
Federal Home Loan Bank borrowing	65,824	1.59%	264	76,304	1.45%	276	62,598	1.61%	254
Junior subordinated debentures	13,145	4.29%	142	13,093	4.29%	140	8,248	2.02%	42
Total borrowed funds	78,969	2.04%	406	89,397	1.87%	416	70,846	1.66%	296
Total interest bearing liabilities	1,018,818	0.52%	1,324	1,019,822	0.53%	1,344	698,444	0.58%	1,027
Non interest bearing demand	467,868			447,095			288,380
Total funding	1,486,686	0.35%	1,324	1,466,917	0.37%	1,344	986,824	0.41%	1,027
Other liabilities	11,761			10,765			7,534
Total liabilities	$ 1,498,447			$ 1,477,682			$ 994,358

Shareholders' Equity
Total shareholders' equity	193,061			189,804			129,517
Total liabilities and shareholders' equity	$ 1,691,508			$ 1,667,486			$ 1,123,875

Net interest margin		3.98%			3.98%			4.04%

Interest Rate Spread		3.80%	$ 15,571		3.80%	$ 15,197		3.86%	$ 10,482

(1) Non-accrual loans have been included in total loans.

Heritage Oaks Bancorp
Average Balances

	For The Nine Months Ended
	9/30/2014			9/30/2013
(dollars in thousands)	Balance	Yield / Rate	Income / Expense	Balance	Yield / Rate	Income / Expense
Interest Earning Assets
Interest earning deposits in other banks	$ 57,818	0.18%	$ 77	$ 15,007	0.22%	$ 25
Investment securities	343,561	2.08%	5,355	256,462	2.08%	3,993
Other investments	8,920	6.86%	458	6,573	3.89%	191
Loans (1)	1,041,358	5.28%	41,134	734,271	5.36%	29,448
Total earning assets	1,451,657	4.33%	47,024	1,012,313	4.45%	33,657
Allowance for loan and lease losses	(17,559)			(17,986)
Other assets	140,930			104,247
Total assets	$ 1,575,028			$ 1,098,574

Interest Bearing Liabilities
Interest bearing demand	$ 101,677	0.11%	$ 83	$ 75,153	0.10%	$ 59
Savings	92,013	0.10%	67	40,322	0.10%	30
Money market	407,086	0.31%	931	294,123	0.33%	722
Time deposits	276,912	0.76%	1,580	193,502	0.89%	1,290
Total interest bearing deposits	877,688	0.41%	2,661	603,100	0.47%	2,101
Federal Home Loan Bank borrowing	77,548	1.38%	801	57,866	1.37%	592
Junior subordinated debentures	12,061	3.96%	357	8,248	2.03%	125
Total borrowed funds	89,609	1.73%	1,158	66,114	1.45%	717
Total interest bearing liabilities	967,297	0.53%	3,819	669,214	0.56%	2,818
Non interest bearing demand	419,949			276,499
Total funding	1,387,246	0.37%	3,819	945,713	0.40%	2,818
Other liabilities	10,331			11,444
Total liabilities	1,397,577			957,157

Shareholders' Equity
Total stockholders' equity	177,451			141,417
Total liabilities and shareholders' equity	$ 1,575,028			$ 1,098,574

Net interest margin		3.98%			4.07%

Interest Rate Spread		3.80%	$ 43,205		3.89%	$ 30,839

(1) Non-accrual loans have been included in total loans.

Heritage Oaks Bancorp
Loans and Deposits
(dollars in thousands)

Loans	9/30/2014	6/30/2014	9/30/2013
Real Estate Secured
Multi-family residential	$ 76,821	$ 48,458	$ 25,782
Residential 1 to 4 family	121,061	113,216	57,016
Home equity lines of credit	37,967	39,112	32,388
Commercial	582,600	565,533	442,322
Farmland	93,965	86,078	45,573
Land	24,634	27,639	25,042
Construction	17,845	18,059	13,174
Total real estate secured	954,893	898,095	641,297
Commercial
Commercial and industrial	143,861	147,082	103,540
Agriculture	44,204	42,313	28,523
Other	20	26	44
Total commercial	188,085	189,421	132,107
Installment loans to individuals	8,198	9,071	3,495
Overdrafts	400	296	255
Total gross loans	1,151,576	1,096,883	777,154

Deferred loan fees	(1,414)	(1,350)	(1,454)
Allowance for loan losses	(16,787)	(16,635)	(17,468)
Total net loans	$ 1,133,375	$ 1,078,898	$ 758,232
Loans held for sale	$ 5,977	$ 8,409	$ 5,463

Deposits	9/30/2014	6/30/2014	9/30/2013
Non-interest bearing deposits	$ 469,435	$ 461,559	$ 285,428
Interest bearing deposits:
NOW accounts	108,186	104,818	83,961
Other savings deposits	106,211	96,277	43,089
Money market deposit accounts	455,045	442,688	324,990
Time deposits	284,057	288,841	219,484
Total deposits	$ 1,422,934	$ 1,394,183	$ 956,952

Heritage Oaks Bancorp
Allowance for Loan Losses, Non-Performing and Classified Assets
(dollars in thousands)
	Three Months Ended
Allowance for Loan Losses	9/30/2014	6/30/2014	9/30/2013
Balance, beginning of period	$ 16,635	$ 17,968	$ 17,934
Loans charge-off
Home equity lines of credit	--	--	--
Commercial real estate	10	1,016	41
Commercial and industrial	2	650	369
Agriculture	--	--	367
Installment loans to individuals	--	4	207
Total charge-offs	12	1,670	984
Recoveries of loans previously charged-off	164	337	518
Balance, end of period	$ 16,787	$ 16,635	$ 17,468

Net (recoveries) charge-offs	$ (152)	$ 1,333	$ 466

Non-Performing Assets	9/30/2014	6/30/2014	9/30/2013
Loans on non-accrual status
Residential 1-4 family	$ 97	$ 101	$ 452
Home equity lines of credit	100	100	--
Commercial real estate	1,938	2,109	964
Land	5,226	5,903	7,194
Commercial and industrial	2,182	2,455	3,224
Agriculture	685	724	811
Installment	46	19	27
Total non-accruing loans	10,274	11,411	12,672
Other real estate owned (OREO)	--	248	--
Total non-performing assets	$ 10,274	$ 11,659	$ 12,672

Note: Non-performing assets consisted solely of non-accruing loans as of the period ends presented above.

Classified assets	9/30/2014	6/30/2014	9/30/2013
Loans	$ 45,268	$ 43,935	$ 45,300
Other real estate owned (OREO)	--	248	--
Non-investment grade securities	--	--	--
Total classified assets	$ 45,268	$ 44,183	$ 45,300

Classified assets to Tier I + ALLL	24.91%	25.05%	33.58%

Heritage Oaks Bancorp
Quarter to Date Non-Performing Loan Reconciliation

	Balance			Transfers	Returns to		Balance
	June 30,		Net	to Foreclosed	Accrual		September 30,
(dollar amounts in thousands)	2014	Additions	Paydowns	Collateral	Status	Charge-offs	2014
Real Estate Secured
Residential 1 to 4 family	$ 101	$ --	$ (4)	$ --	$ --	$ --	$ 97
Home equity line of credit	100	--	--	--	--	--	100
Commercial	2,109	1,565	(501)		(1,225)	(10)	1,938
Land	5,903	108	(785)	--	--	--	5,226
Commercial
Commercial and industrial	2,455	249	(396)	--	(126)	--	2,182
Agriculture	724	--	(2)	--	(37)	--	685
Installment loans to individuals	19	29	(2)	--	--	--	46

Totals	$ 11,411	$ 1,951	$ (1,690)	$ --	$ (1,388)	$ (10)	$ 10,274

Heritage Oaks Bancorp
Year to Date Non-Performing Loan Reconciliation

	Balance				Transfers	Returns to		Balance
	December 31,		Additions	Net	to Foreclosed	Accrual		September 30,
(dollar amounts in thousands)	2013	Additions	due to merger	Paydowns	Collateral	Status	Charge-offs	2014
Real Estate Secured
Residential 1 to 4 family	$ 449	$ --	$ --	$ (12)	$ (248)	$ --	$ (92)	$ 97
Home equity line of credit	--	100	--	--	--	--	--	100
Commercial	672	4,388	137	(871)	(137)	(1,225)	(1,026)	1,938
Farmland	--	--	--	--	--	--	--	--
Land	5,910	296	--	(980)	--	--	--	5,226
Commercial
Commercial and industrial	2,180	1,283	568	(1,012)	--	(837)	--	2,182
Agriculture	789	--	--	(67)	--	(37)	--	685
Other	--	--	--	--	--	--	--	--
Installment loans to individuals	117	31	--	(100)	--	--	(2)	46

Totals	$ 10,117	$ 6,098	$ 705	$ (3,042)	$ (385)	$ (2,099)	$ (1,120)	$ 10,274

Heritage Oaks Bancorp
Quarter to Date OREO Reconciliation

	Balance				Balance
	June 30,				September 30,
(dollar amounts in thousands)	2014	Additions	Sales	Writedowns	2014
Real Estate Secured
Residential 1 to 4 family	$ 248	$ --	$ (248)	$ --	$ --
Commercial	--	1,168	(1,168)	--	--

Totals	$ 248	$ 1,168	$ (1,416)	$ --	$ --

Heritage Oaks Bancorp
Year to Date OREO Reconciliation

	Balance				Balance
	December 31,				September 30,
(dollar amounts in thousands)	2013	Additions	Sales	Writedowns	2014
Real Estate Secured
Residential 1 to 4 family	$ --	$ 248	$ (248)	$ --	$ --
Commercial	--	1,316	(1,316)	--	--
Land	--	65	(65)	--	--

Totals	$ --	$ 1,629	$ (1,629)	$ --	$ --

Heritage Oaks Bancorp
Reconciliation of GAAP to Non-GAAP Financial Measure

	Three Months Ended			Nine Months Ended
(dollars in thousands)	9/30/2014	6/30/2014	9/30/2013	9/30/2014	9/30/2013
GAAP net income	$ 3,429	$ 2,949	$ 2,761	$ 4,613	$ 9,207
Adjusted for:
Income tax expense	1,742	1,738	1,593	2,406	5,689
(Gain) loss on sale of investment securities	(450)	(101)	(344)	(549)	(3,935)
Merger, restructure and integration	748	922	--	8,785	--
Non-GAAP earnings before income taxes, gains on investments, and merger and integration costs	$ 5,469	$ 5,508	$ 4,010	$ 15,255	$ 10,961

(dollars in thousands)	9/30/2014	6/30/2014	9/30/2013	9/30/2014	9/30/2013
Non-interest expense	$ 13,382	$ 12,986	$ 8,551	$ 43,407	$ 26,939
Less: Merger, restructure and integration	(748)	(922)	--	(8,785)	--
Adjusted non-interest expense	12,634	12,064	8,551	34,622	26,939
Total average assets	1,691,508	1,667,486	1,123,875	1,575,028	1,098,574
Annualization	3.9674	4.0110	3.9674	1.3370	1.3370
Non-interest expense to average assets less merger, restructure and integration costs	2.96%	2.90%	3.02%	2.94%	3.28%

(dollars in thousands)	9/30/2014	6/30/2014	9/30/2013	9/30/2014	9/30/2013
Non-interest expense	$ 13,382	$ 12,986	$ 8,551	$ 43,407	$ 26,939
Less: OREO related costs and writedowns	(55)	(55)	(23)	(182)	(131)
Less: Amortization of CDI	(297)	(297)	(100)	(760)	(300)
Less: Merger, restructure and integration	(748)	(922)	--	(8,785)	--
Adjusted non-interest expense	12,282	11,712	8,428	33,680	26,508
Net Interest Income	15,571	15,197	10,482	43,205	30,839
Non-interest income	2,982	2,476	2,423	7,221	10,996
Less: net (gains) losses	(432)	(101)	(345)	(548)	(3,935)
Operating efficiency less merger, restructure and integration costs	67.78%	66.65%	67.10%	67.52%	69.94%

(dollars in thousands)	9/30/2014	6/30/2014	9/30/2013
Total shareholders' equity	$ 194,119	$ 191,205	$ 125,092
Less: Series C Preferred Stock	(3,604)	(3,604)	(3,604)
Less: Intangibles	(30,180)	(30,416)	(12,681)
Tangible common equity	$ 160,335	$ 157,185	$ 108,807
Tangible common book value per share	$ 4.85	$ 4.76	$ 4.29

CONTACT: Simone Lagomarsino,
         President & Chief Executive Officer
         3380 South Higuera Street
         San Luis Obispo, California 93401
         805.369.5260
         slagomarsino@heritageoaksbank.com

         Lonny Robinson,
         Executive Vice President & Chief Financial Officer
         3380 South Higuera Street
         San Luis Obispo, California 93401
         805.369.5107
         lrobinson@heritageoaksbank.com